EXHIBIT 4.11

SECOND AMENDMENT TO THE
REGISTRATION RIGHTS AGREEMENT
OF
PIONEER ENERGY SERVICES CORP.

THIS SECOND AMENDMENT TO THE REGISTRATION RIGHTS AGREEMENT, dated as of June 25, 2021 (this “Amendment”), is entered into by and among Pioneer Energy Services Corp., a Delaware corporation (the “Company”) and the holders of Registrable Securities who have executed signature pages hereto (collectively, the “Securityholders” and, together with the Company, the “Parties”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Rights Agreement (as defined below).

WHEREAS, the Company and the Securityholders are parties to that certain Registration Rights Agreement, dated as of May 29, 2020 (the “Registration Rights Agreement”);

WHEREAS, on November 24, 2020, the Company filed a shelf registration statement on Form S-1 pursuant to Section 3(a) of the Registration Rights Agreement (the “Shelf Registration”);

WHEREAS, on December 4, 2020, after review by the Commission, the Company received a comment letter from the Commission regarding the Shelf Registration, and the Company has spent significant time and resources preparing a response to such comment letter;

WHEREAS, pursuant to Section 3(a) of the Registration Rights Agreement, the Company will use commercially reasonable efforts to cause such Shelf Registration to be declared effective as promptly as practicable after filing;

WHEREAS, Section 16(a) of the Registration Rights Agreement provides that the Registration Rights Agreement may be amended only by a written instrument signed by the Company and the Securityholders of at least a majority of the Registrable Securities that are shares of Voting Stock (the “Requisite Holders”);

WHEREAS, in March 2021, the Company and the Requisite Holders executed and delivered a First Amendment to the Registration Rights Agreement to extend the timetable for filing a response to the Commission’s comment letter to the Shelf Registration until June 30, 2021, thereby extending the applicable deadline for the Company to achieve effectiveness of the Shelf Registration; and

WHEREAS, the Company and the Securityholders wish to amend the Registration Rights Agreement, as previously amended by such First Amendment thereto, to provide for a further extension of the timetable for filing a response to the Commission’s comment letter to the Shelf Registration and of the applicable deadline for the Company to achieve effectiveness of the Shelf Registration.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Amendment to Section 3(a). The last sentence of Section 3(a) is hereby further amended and restated to read as follows:

“The Company will use commercially reasonable efforts to cause such Shelf Registration to be declared effective as promptly as practicable after filing, provided, however, that notwithstanding the foregoing, the Company shall not be required to file a response to the Commission’s comment letter, dated December 4, 2020, to the Shelf Registration prior to October 29, 2021.”

2. No Further Effect. Except as amended hereby, all terms and provisions of the Registration Rights Agreement, as previously amended by such First Amendment thereto, shall remain in full force and effect, and are hereby ratified and confirmed by the Parties. All references in the Registration Rights Agreement to “this Agreement,” “herein,” “hereof,” “hereby” and words of similar import shall refer to the Registration Rights Agreement, as so amended.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A signature delivered by facsimile, pdf, electronic mail or other electronic means shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) to the extent such rules or provisions would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to the Registration Rights Agreement as of the date first written above.

PIONEER ENERGY SERVICES CORP., a Delaware corporation

By:    /s/ Lorne E. Phillips
Name:    Lorne E. Phillips
Title:    Executive Vice President and Chief
Financial Officer

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to the Registration Rights Agreement as of the date first written above.

[SECURITYHOLDER]

By:
Name:
Title: